CONFIDENTIAL PORTIONS OF THIS DOCUMENT
                                         HAVE BEEN OMITTED AND FILED SEPARATELY
                                         WITH THE SECURITIES AND EXCHANGE
                                         COMMISSION

                               RESELLER AGREEMENT


         THIS RESELLER AGREEMENT (the "Agreement") is made effective as of the 15th day of September, 1997 by and between COMPUTER-AIDED SOFTWARE INTEGRATION, INC. ("CASI"), a Delaware corporation, and DATANET INTERNATIONAL, INC. ("RESELLER"), a California corporation.

         A. CASI markets and supports certain proprietary computer software products that RESELLER desires to use to provide services to its Customers and to market to third parties on a non-exclusive basis.

         B. RESELLER markets and supports certain hardware and/or software products and systems and is knowledgeable of the market for CASI products therein.

         C. CASI and RESELLER desire to enter into this Agreement authorizing RESELLER to market, distribute and support CASI's products upon the terms and provisions stated herein.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

         1 DEFINITIONS.

         1.1 Products. The term "Products" means authorized copies of the CASI computer software programs (in object or source code as stipulated below) and related Documentation (as defined in Section 1.2 hereof) described in Exhibit A attached hereto and incorporated by reference herein.

         1.2 Documentation. The term "Documentation" means all user manuals and other written materials to be prepared by and provided by CASI to RESELLER (for redistribution to Customers) describing the installation, operation and maintenance of the Products, including without limitation, technical manuals, user manuals, bug reports, enhancements, upgrades, updates, sequels, technical bulletins.

         1.3 Customer. The term "Customer" means a person or entity, which has either indicated to RESELLER an interest in acquiring one (1) or more of the Products for use, or is a Licensee and end-user of a Product.

         1.4 Licensee. The term "Licensee" means any Customer to whom RESELLER has granted a license to use one (1) or more of the Products in accordance with
Article  6 of this  Agreement  pursuant  to a  License  Agreement.

         1.5 License Agreement. The term "License Agreement" means a license agreement between RESELLER (as sublicensor hereunder) and a Licensee (as a sublicensee to the RESELLER hereunder) substantially in the form attached hereto as Exhibit B.

         1.6 Trial License Agreement. The term "Trial License Agreement" means a trial license agreement between RESELLER and a Licensee substantially in the form attached hereto as Exhibit C, under which a Customer is provided an opportunity to test the Product without charge (or at minimal charge) for a limited time.

         1.7 Source Code. The term "Source Code" means the complete instruction set for the Products, including all comments and procedural code, such as compilation switches and job control language statements and a description of the system/program generation procedure, in a form intelligible to RESELLER's human programmers and capable of being readily and easily translated by them into object code for execution on computer equipment through minimal assembly or compiling, together with all necessary or proper documentation to facilitate such translation, assembly and compiling, including, without limitation, programmers' notes, technical and functional specifications, flow charts, schematics, test programs, statements of principles of operations, architectural and design standards, and descriptions of data flows, data structures and control logic.

         1.8 Derivative Work. The term "Derivative Work" means a work that is solely based on one or more preexisting works, such as a revision, enhancement, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work if no significant alteration is made to such preexisting work in including it in the Derivative Work. Unless otherwise provided in this Agreement, all references to the Products include any Derivative Works provided by Licensor or made by RESELLER hereunder.

         2 APPOINTMENT OF RESELLER.

         2.1 Grant of Certain Rights.

         (a) CASI hereby grants to RESELLER, and RESELLER hereby accepts, the non-exclusive worldwide right, subject to the other provisions of this Agreement, (i) to use and modify the Source Code to the Products to create Derivative Works of the Products incorporating modifications, enhancements and custom configurations of the Products, (ii) to use the Products and Derivative Works, in Source Code and Object Code form, to provide services to RESELLER's Customers and sublicensees and (iii) to market, distribute, license and support the Products and Derivative Works, in object-code form, to RESELLER's Customers and sublicensees. Notwithstanding anything herein to the contrary, RESELLER's rights to the Source Code shall only become effective in the event RESELLER is entitled to receive the Source Code pursuant to the Restated License (as defined below).

         (b) RESELLER acknowledges that CASI shall have the unrestricted right to market, distribute and support the Products (except in those exclusive territories as set forth in the Amended and Restated License Agreement entered into between the parties hereto and Glasgal as of the date of this Agreement ("Restated License")), directly and through authorized third parties, without any obligation to RESELLER under this Agreement, unless otherwise agreed in writing by CASI. Notwithstanding the above, CASI shall not enter into any agreement with a third party which provides for the right to license or resell the Products in the countries comprising Asia, the Pacific Rim, Japan or Australia without allowing RESELLER a first right of refusal to create an agreement with such third party as a distributor and/or sub- licensee and/or first offering RESELLER the right to license or resell on terms and conditions, including price, equivalent to those contained in the proposed third party agreement.

         (c) RESELLER shall have the right, without charge, to use one (1) limited evaluation copy of each Product for demonstration purposes during the term hereof. Such copy shall be restricted to use for internal testing of the product, training of Reseller employees, or demonstration to prospective Customers, and shall be subject to the terms and conditions (other than the payment terms) of the Trial License Agreement. In addition to the provisions of the License Agreement, Reseller agrees that it will not use the evaluation copy on behalf of, or for use by, any Customer, or receive any monetary compensation from any third party for the use directly or indirectly of the evaluation copy. Any use of the evaluation copy in support of, or directly applied to, the provision of integration services shall be a violation of sections 6 and 7 of this Agreement.

         (d) RESELLER shall have the right to engage sub-distributors to market and distribute the Products, in object code form only, under the same terms and conditions contained in this Agreement; provided, however, that RESELLER shall have no right to engage sub-distributors without CASI's consent unless such sub-distributor qualifies under the following terms: the potential sub-distributor (or any predecessor or affiliated entity thereto) (i) shall have been in the computer technology integration business for not less than three (3) years; and (ii) shall have had annual revenues of not less than One Million Dollars ($1,000,000) in each of its last three (3) fiscal years.

         2.2 No Agency Relationship. This Agreement does not create any relationship of association, partnership, joint venture or agency between the parties. RESELLER agrees to conducts its business as an independent contractor. RESELLER agrees not to display or use the name "CASI" or "COMPUTER-AIDED
SOFTWARE INTEGRATION" or any mark or symbol used by CASI in identifying the Products (or permit or authorize the same to be displayed or used) except as specifically provided in Section 8.1 of this Agreement. RESELLER further agrees
(i) not to assume, create or enter into any obligation, agreement or commitment on behalf of, or for the account of, CASI or obligate CASI in any manner other than as stipulated in this Agreement and (ii) to assume sole responsibility for all expenses incurred by RESELLER in performing its duties under this Agreement, unless such expenses are made for the purpose of performing obligations required to be but not actually performed by CASI hereunder.

         3 UNDERTAKINGS OF CASI.

         3.1 Duties of CASI. CASI agrees to provide to RESELLER, from CASI's principal place of business, Maintenance Services, the materials and technical assistance set forth herein and in Section XVII. Additional Consulting Services of the Restated License, pursuant to the terms and conditions of such Restated License.

         (a) Copies of all necessary or appropriate Product corrections, enhancements and new releases which CASI makes available for general distribution to Licensees enrolled in CASI's maintenance plans, in Object and Source Code form, for reproduction and distribution (in Object Code only) to Customers pursuant to Article 4 hereof and for the other purposes set forth in
Section 2.1(a) hereof, as well as any other enhancements or new releases necessary to allow RESELLER to obtain the full benefit of the rights it bargained for hereunder;

         (b) Copies of all promotional materials, suggested price lists (including pricing for additional promotional materials) and other materials which CASI may hereafter develop from time to time to assist RESELLER in marketing the Products, for use by RESELLER pursuant to Article 4 hereof;

         (c) Necessary and appropriate "second level" technical support by telephone to RESELLER's designated personnel concerning the installation, operation and maintenance of the Products in cases where RESELLER is unable, after using reasonable commercial efforts, to resolve a technical problem encountered by a Licensee or Customer (with such second level technical support to include, but not be limited to, providing emergency bypasses to solve technical problems and fixing program errors as identified by RESELLER), along with all technical support and marketing support required under the CASI License Agreement (as defined herein).

         3.2 Product Standards. CASI shall provide to RESELLER a new version of each Product at the time that such version is released for general commercial distribution. CASI reserves the right at any time to modify, revise, replace or reconfigure any of the Products (so long as it is in a manner compatible with and does not degrade the performance of the prior version of the Product and which does not require significant effort from RESELLER in order to prepare for general commercial use with the Customers or sublicensees of RESELLER).

         3.3 Product Warranty.

         (a) CASI warrants for a period of twelve (12) months after the date hereof, for RESELLER's benefit alone, that each Product, as originally delivered (or, if subsequently modified by CASI, then in regard to each such modification as well) and when operated with the equipment configuration and in the operating environment of a Permitted Configuration Center, as defined in the Restated

License, will perform in accordance with the technical and functional specifications set forth in the Documentation for such Product provided by CASI. CASI does not warrant that each Product will be error-free in all circumstances. In the event of any defect or error, RESELLER agrees to provide CASI with sufficient information to allow CASI to reproduce and repair the defect or error. As RESELLER's primary remedy for any defect or error in a Product covered by such warranty, CASI will correct such errors or defects at CASI's facility by promptly issuing corrected instructions, a restriction, or a bypass, in accordance with its' obligation for Maintenance Services, as defined in the Restated License. CASI is not responsible for any defect or error not reported during the warranty period (unless such defect or error did not come to RESELLER's attention until after due use and examination of the Product during said warranty period) or any defect or error in a Product which RESELLER has modified, misused or damaged in a manner causing the error or defect.

         (b) EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 3.3, CASI DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS PROVIDED IN THIS AGREEMENT, IN NO CASE SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, UNLESS CAUSED BY WILFUL OR KNOWING CONDUCT, INCLUDING, WITHOUT LIMITATION, ANY SUCH SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OR OPERATION OF THE PRODUCTS, DELAYS IN DELIVERY OR REPAIR, LOSS OF USE OF THE PRODUCTS, OR DAMAGE TO ANY DOCUMENTS OR OTHER PROPERTY OF RESELLER OR ITS LICENSEES, EXCEPT IN THE CASE OF WILFUL MISCONDUCT. Either party's liability arising out of contract, negligence, strict liability in tort or warranty shall not, except in the case of wilful misconduct, exceed the amounts paid by RESELLER under this Agreement. Notwithstanding the foregoing, CASI (i) warrants that RESELLER will not be required to obtain any third-party software in order to operate the Products other than that which is set forth in the Restated License; (ii) warrants that the documentation and technical materials provided by CASI to RESELLER will be accurate and complete; (iii) warrants that it has not placed, nor is it aware of, any disabling code in the Products or Source Code which would alter, destroy, or inhibit any use of the Products or Source Code or the data contained therein; (iv) covenants and agrees that it will not terminate or attempt to terminate, by modem or by electronic means or by other means, use of the Products by RESELLER in connection with any dispute; and (v) warrants that the Products are designed to operate in the year 2000 and beyond to store, calculate, process and print year 2000 dates and is coded so that the progression from the year 1999 to 2000 (and beyond) will not cause the Products to cease operating, to operate incorrectly or otherwise fail to meet its documentation.

         4 UNDERTAKINGS OF RESELLER.

         4.1 Duties of RESELLER. RESELLER agrees to promote, market, distribute and support the Products as set forth below and agrees, in furtherance of the foregoing:

         (a) To identify and contact Customers in person, by telephone or using direct mailings, to demonstrate the Products to Customers and to advise
Customers   on   the   selection,   use,   functionality,   specifications   and
price/performance characteristics of the Products in accordance with the Documentation;

         (b) To market and distribute the Products only under License Agreements in accordance with Article 5 hereof;

         (c) To provide reasonable "first level" technical assistance to Customers and Licensees concerning the installation, operation and maintenance of the Products;

         (d) To distribute corrections and enhancements prepared by CASI to, and new releases of, the Products to Licensees;

         (e) To remit promptly all amounts due to CASI pursuant to Section 9.1 hereof;

         (f) To maintain records concerning the name, address, contact person, e-mail address, telephone and telefax number of all Customers and Licensees;

         (g) To provide CASI with the periodic reports described in Section 9.2 hereof;

         (h) To maintain an adequate number of experienced personnel who are properly trained and certified by CASI to promote, license, install, maintain and otherwise support the Products; and

         (i) To notify CASI promptly of any Product defects or other unresolved technical problems concerning the installation, use, or performance of the Products.

         4.2 Standard of Performance. RESELLER shall use commercially reasonable efforts to perform each of the duties described in Section 4.1 hereof in a commercially reasonable manner that reasonably preserves and protects CASI's business reputation and all of its proprietary rights in the Products.

         4.3 Certain Covenants. RESELLER agrees not to make any warranties to any third party concerning the Products which are in excess of the warranty provided to RESELLER by CASI hereunder, except to the extent that such warranties relate to features of Derivative Works not contained in the original Products, for which RESELLER will be responsible.

         4.4 Indemnification. Unless any of the following bases for liability on the part of RESELLER arise due to information, guidance or Products provided to RESELLER by CASI, or arise as a result of a breach by CASI of its' obligations under this Agreement or the Restated License, RESELLER agrees to indemnify and hold CASI harmless from and against any and all claims, liabilities, costs and expenses (including reasonable legal fees and costs), up to its limit of liability set forth in Section 3.3(b) above, arising out of (i) the improper installation, support or maintenance of the Products by RESELLER or its employees or agents, (ii) any misrepresentations by RESELLER or its employees and agents in respect of the Products, (iii) any violation by RESELLER of any of the material provisions of this Agreement, (iv) any negligent, wrongful or intentional acts or omissions on the part of RESELLER or its employees and agents or (v) any warranty or other claim arising from Customers' use or inability to use Derivative Works made by or for RESELLER.

         5 Reproduction of Products.

         5.1 RESELLER may make copies of the master copy of the Product for the purpose of marketing and distributing such Product to a Customer. Such copies may be distributed or furnished to a Customer only if RESELLER and Customer have executed a License Agreement in compliance with the provisions of Section 6.1 of this Agreement.

         5.2 RESELLER agrees not to remove any copyright notice or other proprietary markings from the master copy of any Product, and each copy of a Product shall contain the same copyright notices and proprietary markings contained in or appearing on the master copy of such Product. All copies of the Product or Documentation licensed to the U.S. Government shall contain an appropriate "Restricted Rights" or "Limited Rights" legend according to applicable U.S. government regulations.

         5.3 Except as provided in this Agreement or the Restated License, RESELLER agrees not to duplicate or reproduce, directly or indirectly, any master copy or any copy of a Product derived therefrom in whole or in part.

         6 PRODUCT LICENSES.

         6.1 Licensing. RESELLER is authorized to sublicense the Products to Customers. Each Product License Agreement shall be a signed instrument between RESELLER and a Customer. RESELLER agrees not to make the Products available to any Customer unless and until such Customer shall have executed and delivered to RESELLER a signed License Agreement (except that RESELLER shall substitute its name for CASI's in such an agreement), and RESELLER shall have accepted, executed and delivered such License Agreement. RESELLER shall thereafter make Products available to such Customer only in accordance with the terms of such License Agreement.

         6.2 Enforcement of License Agreements. RESELLER agrees to use commercially reasonable efforts, without taking any legal actions, to enforce each License Agreement under applicable law and to safeguard all material rights (proprietary or otherwise) of CASI in the Products. RESELLER agrees to notify CASI promptly following RESELLER's receipt of any material legal notice or service of process relating to any legal action relating to the Products or to this Agreement. RESELLER agrees to institute any legal action or other proceedings or to enter into any compromise without the prior written consent of CASI.

         7 TRADE SECRETS AND PROPRIETARY INFORMATION.

         7.1 Proprietary Nature of Products. (a) RESELLER acknowledges CASI's claim that it is the owner (or is an authorized licensee) of the Products, that the Products are confidential in nature and not in the public domain, that CASI claims all intellectual and industrial property rights granted by law therein on behalf of itself or the licensor(s) and that CASI does not hereby grant nor otherwise transfer any rights or ownership of the Products to RESELLER or any third party. Except as otherwise expressly permitted hereunder, RESELLER agrees not to copy or otherwise reproduce any Product, in whole or in part, other than as required for internal use in order to provide, or allow third parties to provide, integration services to Customers, without CASI's prior written consent. RESELLER further agrees to take all commercially reasonable steps to ensure that no unauthorized persons shall have access to any of the Products and that all authorized persons having access to the Products shall refrain from any such disclosure, duplication or reproduction except to the extent required in the performance of RESELLER's duties under this Agreement. Notwithstanding the above, CASI acknowledges that each Derivative Work which is developed exclusively by or for RESELLER hereunder, whether by RESELLER's personnel or by CASI as in its performance of CASI Services hereunder, shall be owned by RESELLER; provided, however, that RESELLER shall own only the new material embodied in such Derivative Work and not any preexisting material (unless such preexisting material has become part of the public domain or does not constitute a material element of the Derivative Work). Each such Derivative Work shall be assigned a unique version number by CASI and shall display a statement indicating ownership and copyright of appropriate modules or features by RESELLER.

         (b) RESELLER agrees to accord the Products and all other confidential information relating to this Agreement at least the same degree and methods of protection as RESELLER undertakes with respect to its own confidential information, trade secrets and other proprietary data.

         (c) Except as permitted by law, RESELLER agrees not directly or through any agent or intermediary, to register, apply for registration or attempt to acquire any legal protection for any of the Products or any proprietary rights therein or to take any other action which infringes CASI's right, title or interest in or to the Products in any jurisdiction.

         (d) RESELLER acknowledges that, in the event of a willful material breach by RESELLER of its obligations under this Article 7, CASI may bring an appropriate legal action to enjoin any such breach hereof, and shall be entitled to recover from RESELLER reasonable legal fees and costs in addition to other appropriate relief.

         7.2 Notices and Legends. All copies of the Products and the Documentation distributed by RESELLER shall retain the copyright notices and proprietary markings contained in or appearing on the master copy thereof supplied to RESELLER by CASI; provided, however, that RESELLER may add proprietary markings relating to Derivative Works to the extent such works are owned by RESELLER. All copies of the Products and Documentation licensed to the United States Government shall contain an appropriate "Restricted Rights" or "Limited Rights" legend according to applicable United States government regulations.

         8 USE OF TRADE NAMES AND TRADEMARKS.

         8.1 Scope of Use.

         (a) RESELLER hereby acknowledges CASI's claim of ownership of the trade names and marks "CASI", "COMPUTER-AIDED SOFTWARE INTEGRATION", and "INTEGRATOR'S WORKBENCH PRODUCT SERIES", each of the Product names and all related trademarks and service marks. RESELLER further acknowledges that it shall acquire no interest therein by virtue of this Agreement or the performance by RESELLER of its duties and obligations hereunder. RESELLER agrees not to use the names "CASI" or "COMPUTER- AIDED SOFTWARE INTEGRATION", or any of the Product names or marks (or any confusingly similar name or symbol), in whole or in part, as part of RESELLER's business or trade name.

         (b) CASI hereby grants to RESELLER during the term of this Agreement the non-exclusive, worldwide limited right to use the proprietary Product names and marks only in connection with the performance of RESELLER's duties under this Agreement. RESELLER agrees not to use such names or marks in connection with any other products or services other than as in its generic sense to describe the function of the products or services provided by Licensee.

         (c) RESELLER agrees to identify CASI as the owner of the Products in all Documentation and promotional material. CASI reserves the right to reasonably approve all material promotional material but only for the purpose of ensuring that RESELLER properly uses CASI's proprietary names and marks. Upon termination of this Agreement, RESELLER agrees and undertakes not to use such proprietary names and marks.

         8.2 Protection Against Infringement. During the term of this Agreement, RESELLER agrees to notify CASI promptly of (i) any known use or registration by third parties of any trade names or marks which might infringe CASI's trade or Product names or marks and (ii) any notice or claim of infringement against RESELLER based on or resulting from RESELLER's use of such names and marks. RESELLER acknowledges and agrees that CASI shall have the sole right and duty to protect such names and marks from a legal action or suit for infringement thereof.
                                       -9-

         9 PRICE, PAYMENT AND REPORTS.

         9.1 Price and Payment.

         (a) RESELLER shall pay CASI the license fees and CASI Service fees set forth in the attached Exhibit D, which is hereby incorporated by this reference herein, on the terms set forth therein.

         (b) CASI agrees to supply the Products for resale to Licensees and Customers by RESELLER pursuant to Article 5 hereof at current list prices, less the applicable Product discounts specified in Exhibit D. All prices are exclusive of taxes, shipping, insurance and other charges, and are subject to change on not less than sixty (60) days' written notice to RESELLER, as more specifically set forth in Exhibit D.

         (c) RESELLER agrees to pay CASI for each Product licensed to a Customer not later than sixty (60) days after delivery of such Product to such Customer, so long as RESELLER has received payment from such Customer.

         (d) Past due amounts shall accrue interest from the due date thereof until paid in full, at the prime rate as published in the Wall Street Journal, plus two percent per annum, or the maximum rate otherwise permitted by applicable law, whichever shall be lower.

         (e) In the event that RESELLER shall, at any time, be in arrears on payments in excess of $200,000 owing to CASI or otherwise in material default of this Agreement, CASI may, upon one hundred and eighty (180) days' prior written notice to RESELLER, seek whatever remedies are available to it at law or in equity, including the right to terminate, if RESELLER fails to cure such default during such period.

         (f) In the event that any License Agreement shall be canceled or terminated for any reason or CASI breaches any of its obligations under this Agreement or the Restated License, the amount payable by RESELLER to CASI hereunder shall be reduced proportionately based on payments actually received and retained by RESELLER.

         9.2 Periodic Reports. Within twenty (20) days after the last day of each calendar month, RESELLER agrees to prepare and transmit to CASI by telefax a report stating the company name, address, contact name, phone number, Product, hardware manufacturer and model number, operating system and release number of each Product licensed, shipped or installed that month.

         9.3 Financial Review. CASI shall have the right, during the term of this Agreement and for a period of one (1) year following termination thereof through an independent third party ("CPA"), upon not less than fifteen (15) days prior written notice to RESELLER, to conduct a review at RESELLER's principal business offices of RESELLER's books and records relating to this Agreement and to make copies thereof at CASI's expense. If the results of such a review shall disclose a deficiency in amounts payable by RESELLER to CASI in excess of five percent (5%) of the amounts actually paid or reported as payable to CASI hereunder for any period which is so reviewed, then RESELLER shall promptly reimburse CASI for such amounts and for the cost of such review, including, but not limited to, reasonable professional fees and travel expenses. The CPA shall be one of the largest six accounting firms which is not currently providing service to or has provided service to CASI and shall have entered into an agreement with RESELLER agreeing not to disclose any information of RESELLER to CASI, except for the amount of deficiency.

         10 TERM AND BREACH.

         10.1 Term of Agreement. The term of this Agreement shall be perpetual, commencing as of the effective date hereof.

         10.2 Breach by RESELLER. Notwithstanding the provisions of Section 10.1 hereof, CASI may seek whatever remedies are available to it at law or in equity, including the right of termination at any time after the occurrence of any of the following events:

         (a) Pursuant to a final judgment or order of a court with competent jurisdiction, RESELLER is declared bankrupt, and such judgment or order remains unstayed or unappealed (by filing of motion after judgment or order or filing of appeal to higher governmental authority) and in effect for 60 days;

         (b) RESELLER assigns or transfers this Agreement or any License Agreement or Trial Agreement or any of its rights to obligations hereunder or thereunder, without CASI's prior written consent, which consent CASI shall not unreasonably withheld;

         (c) RESELLER violates any material provision of this Agreement and fails to cure such violation upon one hundred and eighty (180) days written notice detailing the violation; or

         (d)  RESELLER becomes insolvent.

         10.3 Termination by RESELLER. Notwithstanding the provisions of Section
6.1 hereof, RESELLER may terminate this Agreement at any time after the occurrence of any of the following events:

         (a) Pursuant to a final judgment or order of a court with competent jurisdiction, CASI is declared bankrupt, and such judgment or order remains unstayed or unappealed (by filing of motion after judgment or order or filing of appeal to higher governmental authority) and in effect for 60 days; or

         (b) CASI assigns or transfers this Agreement or any License Agreement or Trial Agreement or any of its rights to obligations hereunder or thereunder, without RESELLER's prior written consent, which consent shall not be unreasonably withheld; or

         (c)  CASI   violates   any  material   provision  of  this   Agreement.

         10.4 Continuing Obligations. No termination of this Agreement for any reason whatsoever shall in any way affect the continuing obligations of the parties under Sections 4.4, 7.1, 9.1 (but only as payments, reports or other obligations for any prior months or the then-current month during which termination occurs) and 10.4 hereof.

         11 GENERAL PROVISIONS.

         11.1 Complete Agreement. This Agreement, together with the Exhibits hereto and the Restated License, sets forth the entire agreement and understandings between the parties hereto with respect to the subject matter hereof. This Agreement merges all previous discussions and negotiations between the parties and supersedes and replaces any and every other agreement, which may have existed between CASI and RESELLER.

         11.2 Modification or Amendment. Except to the extent and in the manner specified in this Agreement, any modification or amendment of any provisions of this Agreement must be in writing and bear the signature of the duly authorized representative of each party.

         11.3 No Implied Waivers. The failure of either party to exercise any right or option it is granted herein, or to require the performance by the other party hereto of any provision if this Agreement, or the waiver by either party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of the same or any other provision of this Agreement.

         11.4 Assignability. Neither party shall sell, assign, transfer, convey, delegate or encumber any of its rights, duties or obligations hereunder, and shall not suffer or permit any encumbrance thereof, by operation of law or otherwise, without the prior written consent of the other party, not to be unreasonably withheld; provided, that each party reserves the right to assign or transfer this Agreement or any of its rights, duties and obligations hereunder, to any of its direct or indirect subsidiary or affiliate.

         11.5 Notices. All notices, requests, reports, submissions and other communications permitted or required to be given under this Agreement shall be deemed to have been duly given if such notice of communication shall be in writing and sent by personal delivery or by airmail, cable, telegram, telex, facsimile transmission or other commercial means of rapid delivery, postage or costs of transmission and delivery prepaid, to the parties at addresses specified herein until such time as either party hereto shall give the other party hereto not less than ten (10) days' prior written notice of a change of address in accordance with the provisions hereof.

         11.6 Law Governing Agreement. The validity of this Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the substantive laws of the State of California, without regard to its rules of conflicts of law. In the event any legal proceeding is brought to enforce or interpret the provisions of this Agreement, the parties hereby agree to submit to the jurisdiction of the courts of Los Angeles, California, which shall be the exclusive venue for all such proceedings.

         11.7 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force and effect.

         11.8 Publicity. RESELLER shall not publicize or disclose to any third party by other means any of the terms or provisions of this Agreement, or the discussions relating thereto, without the prior written consent of a duly authorized officer of CASI, except as required by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


CASI:                                      RESELLER:

COMPUTER-AIDED SOFTWARE                    DATANET INTERNATIONAL, INC.
INTEGRATION, INC., a Delaware              a California corporation
corporation



By:/s/ JAMES M. CACI                       By:/S/ JAMES UNG
--------------------                       --------------------
Name: James M. Caci                        Name: James Ung
Title: C.F.O.                              Title: President

Address:  12477 W. Cedar Dr.               Address:  1305 John Reed Court
          Suite 201                                  City of Industry, CA 91745
          Denver, CO 80228

Telephone: 303-987-3499                    Telephone: 818-968-9868
Fax:       303-987-3923                    Fax:       818-937-1986

                                LIST OF EXHIBITS

EXHIBIT A         Product

EXHIBIT B         Form of Customer License Agreement

EXHIBIT C         Form of Trial License Agreement

EXHIBIT D         Price and Quantity Terms

                                    EXHIBIT A

                                    PRODUCTS

1.    IWPS Configuration(TM)

CASI's IWPS Configurator products, version 2.20 or higher. IWPS Configurator shall include all modules, tools and utilities produced by CASI for use with the IWPS Configurator product line as described on the then current IWPS Configurator Pricing Schedule.

                                    EXHIBIT B

                       FORM OF CUSTOMER LICENSE AGREEMENT

                        [To be provided at a later date]

                                    EXHIBIT C

                         FORM OF TRIAL LICENSE AGREEMENT

                        [To be provided at a later date]

                                    EXHIBIT D

                            PRICE AND QUANTITY TERMS

         A. RESELLER shall pay CASI for each License Agreement entered into, a fee equal to the suggested retail price set forth on CASI's then most current IWPS Configuration Pricing Schedule, minus the discount set forth immediately below in Section B. CASI reserves the right to change the suggested retail price of the IWPS CONFIGURATOR, upon sixty (60) days' prior written notice to RESELLER, provided that CASI hereby offers the IWPS CONFIGURATOR for sale to RESELLER on terms, including price, no worse than it offers such item to any of its other customers, licensees or distributors; and provided further, that any such price increase shall not, in the aggregate over the term of this Agreement, exceed 125% of the lower of (i) its suggested retail price as of the date of this Agreement, or (ii) the price that is no worse than offered to its other customers, licensees or distributors.

         B. Discounts. Discounts for the IWPS CONFIGURATOR will be set on a projected annual commitment basis for sales of the Product and shall be evaluated quarterly for performance; that is, the IWPS CONFIGURATOR discount for each quarter will be set based on the RESELLER's ability to successfully achieve at least 25% of its annual commitment each quarter based on the quantity of IWPS CONFIGURATOR products sold in the prior quarter. Notwithstanding whether RESELLER achieves its quarterly commitment, the following quantity discount schedule shall apply; provided that, at the end of each annual period a reconciliation shall be done so that if RESELLER exceeds its Annual Commitment, it shall receive a payment equal to the difference between the higher discount percentage applicable, times the amount of all sales made, minus the discount, times all sales made, already taken.

===========================================================================
     Annual Commitment                             Discount Per Unit
---------------------------------------------------------------------------
     0 to $250,000                                    [omitted]%
---------------------------------------------------------------------------
     $250,000 to $799,999                             [omitted]%
---------------------------------------------------------------------------
     $800,000 to $1,599,999                           [omitted]%
---------------------------------------------------------------------------
     $1,600,000 to $3,200,000                         [omitted]%
---------------------------------------------------------------------------
     Over $3,200,000                                  [omitted]%
===========================================================================


         For the twelve (12) month period commencing on the date of this Agreement, RESELLER agrees to an Annual Commitment of $[text omitted] to $[text omitted]. The parties agree to negotiate an Annual Commitment for each successive twelve (12) month period, and appropriate discounts related thereto; provided that, in the event the parties fail to agree, the Annual Commitment and discounts set forth above, or, as applicable, the most recently agreed to Annual Commitment and discounts shall continue to apply to each successive period.